Ford Continues Share Gains; Ford Pickup Truck Sales Hit Best Third Quarter in 15 Years; Explorer Sales Accelerate 74 Percent; Lincoln Retail Posts Gains on Strong SUV Sales

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Q3 2020 SALES

	Total Vehicle	Truck	SUV	Car
Total U.S. Sales	**551,796**	**311,751**	**191,803**	**48,424**
Total Sales vs. Q3 2019	-4.9%	0.6%	-0.7%	-37.5%
Retail Sales vs. Q3 2019	-2.0%	8.3%	-3.4%	-31.3%

HIGHLIGHTS

- **Industry recovered at a stronger than expected pace, as the country continued to reopen.** Ford's Q3 sales were up 27.2 percent relative to Q2 sales. While down 4.9 percent compared to a year ago, Ford significantly outperformed an industry decline of 10 percent.
- **With the help of stronger retail sales and rapidly recovering commercial sales, Ford retail share of the industry grew by an estimated 0.2 percentage points**, while Ford's Q3 total share expanded by 0.8 percentage points. Excluding discontinued cars, Ford retail sales were up 1.3 percent.
- **Ford's overall Q3 pickup sales of combined F-Series and Ranger totaled 249,997 pickups.** This represents Ford's best Q3 pickup sales since 2005, with combined sales up 4.0 percent over a year ago.
- **F-Series Q3 retail sales up 10.1 percent over a year ago and are back above pre-coronavirus sales levels.** Total F-Series sales of 221,647 for the quarter were up 3.5 percent.
- **F-Series saw its largest Q3 sales gains in the country's hottest housing markets.** Ford saw the largest rate of growth coming from the southeast, which was up 18.1 percent over year ago. The west and the northeast were also up big at 17.3 and 17.8 percent, respectively.
- **Ranger sales gained 8.2 percent in Q3 over year ago** on sales of 28,350 pickups in Q3.
- **Explorer continues as America's best-selling mid-size SUV through September on total sales of 160,209 SUVs.** Explorer Q3 sales expanded 73.9 percent. Retail share of segment was up over 5 percentage points over year ago – 15 percent share of segment.
- **Lincoln retail sales increased 3.5 percent, fueled by a 10.2 percent gain in retail SUV sales.** Lincoln's Q3 Aviator sales total gained 222 percent on total sales of 6,118 SUVs. Lincoln's best-selling vehicle, Corsair, sales totaled 7,044 in Q3 – an 8.0 percent gain.

About Ford Motor Company

Ford Motor Company is a global company based in Dearborn, Michigan. The company designs, manufactures, markets and services a full line of Ford cars, trucks, SUVs, electrified vehicles and Lincoln luxury vehicles, provides financial services through Ford Motor Credit Company and is pursuing leadership positions in electrification; mobility solutions, including self-driving services; and connected services. Ford employs approximately 188,000 people worldwide. For more information regarding Ford, its products and Ford Motor Credit Company, please visit www.corporate.ford.com.

*U.S. sales volume reflects transactions with (i) retail and fleet customers (as reported by dealers), (ii) government and (iii) Ford management. Average transaction pricing based on J.D. Power and Associates PIN data.

"Despite the challenging pandemic environment, our retail unit sales were down only 2 percent and we had our best third quarter of pickup truck sales since 2005. F-Series finished the quarter on a high note with September sales up 17.2 percent with over 76,000 F-Series pickups sold. This is a testament to our winning product portfolio and the performance of our great dealers."

– Mark LaNeve, Ford vice president, U.S. Marketing, Sales and Service

WINNING PORTFOLIO



Ford Commercial

Ford's commercial van sales hit their stride to a quick recovery with sales up 93.7 percent in Q3, compared to Q2. America's best-selling line of commercial vans totaled 59,092 vans. Our biggest van seller and America's best-selling van, the Transit, was up 117 percent over Q2 – with Transit Connect up 61.5 percent.



Ford Trucks

America's best-selling pickup sold above the 70,000 truck mark for three straight months in Q3. Retail sales were up 10.1 percent over last year, with retail share of the full-size pickup segment up an estimated 0.8 percentage points of share. Ranger retail sales gains of 5.9 percent expanded its retail share of segment 2 percentage points in Q3.



Ford SUVs

Explorer Q3 sales totaled 59,060 SUVs – up 73.9 percent. At retail, Explorer sales jumped 55.6 percent over a year ago. Explorer retail share of segment was up 5 percentage points from a year ago, at an estimated 15 percent of segment. High-end performance ST Explorers represented 18 percent of Explorer's sales and gained 8.6 percent over a year ago.



Ford Performance

Sales of Mustang totaled 13,851 cars in Q3. Mustang Q3 retail share of the sports car segment is estimated at 33 percent of the segment. For the year, Mustang retail share of the sports car segment is up more than 2 points. Shelby GT350 and GT500 turn in a strong 56.6 percent Q3 gain, while sales of Raptor pickups popped 11.7 percent for the quarter.



Lincoln SUVs

Aviator continues to expand its retail share on a rich mix of high-series Grand Touring and Black Label. Aviator expanded its retail share of segment by an estimated 8 percentage points in Q3. Combined, Aviator Grand Touring and Black Label comprised 15 percent of retail sales for the quarter. Aviator's largest age demographic is between the age of 35 to 44 years old and represents 22 percent of sales.